UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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Standard Pacific Corp.

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Filed by Standard Pacific Corp. Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Standard Pacific Corp.

Commission File Number 1-10959

The following letter from Jeffrey Peterson, Chairman, CEO and President of Standard Pacific Corp., was issued by Standard Pacific Corp. to employees of the Company on May 27, 2008.

May 27, 2008

Dear Standard Pacific Colleague:

I am pleased to share with you some exciting news regarding Standard Pacific. This morning we announced that Standard Pacific has entered into a definitive agreement with MatlinPatterson Global Advisers LLC, a highly regarded private equity firm with a successful track record of investing in companies for the long-term. Under the terms of the agreement, MatlinPatterson will provide the Company with a capital infusion of more than $530 million. A copy of the press release we issued this morning with more details regarding the transaction is attached.

This is a great transaction for Standard Pacific, our shareholders, customers and, most importantly, you – our employees. MatlinPatterson has a well-deserved reputation for being an outstanding business partner and their investment in the Company demonstrates the confidence they have in our business, our senior management team and all of our employees. We look forward to working closely with them and benefiting from their expertise and insight.

Looking ahead, this investment will allow us to reenergize our operations and aggressively seek new opportunities in an undervalued market. There are no planned changes to our management team and we expect our operations to only be enhanced by this capital infusion. We now have a terrific opportunity to continue to deliver the same quality that homebuyers have come to expect from us while enhancing our readiness and position for a market recovery.

We are committed to keeping you as informed as possible. At 11:00 a.m. (PDT) today, I will host a conference call for employees to discuss this transaction and to respond to your questions. The dial-in number is (888) 211-4430, passcode 6994014.

Consistent with our company policy, if you receive any inquiries from the news media or from outside parties regarding this announcement, please refer them to Andy Parnes, Executive Vice President & Chief Financial Officer (949-789-1616) or Lloyd McKibbin, Senior Vice President & Treasurer (949-789-1603).

In closing, we are all excited about today’s announcement and the future for Standard Pacific. On behalf of the Board of Directors and the entire senior management team, I thank you for your continued support and dedication.

Sincerely,

/s/ Jeffrey V. Peterson
Jeffrey V. Peterson
Chairman, CEO and President

IMPORTANT INFORMATION

Standard Pacific (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the investment discussed above (the “Investment”). Stockholders should read the proxy statement and other relevant documents when they become available because they will contain important information about the Investment. The proxy statement, any amendments or supplements to the proxy statement, and other relevant documents filed by the Company with the SEC will be available for free at www.sec.gov and at the Company’s website, www.standardpacifichomes.com, or by writing to: Standard Pacific Corp., 15326 Alton Parkway Irvine, CA 92618 (Attn: Corporate Secretary). The Company and its executive officers and directors may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the Investment. Information regarding the Company’s directors and executive officers appears in the Company’s definitive proxy statement for its 2008 annual meeting, which was filed with the SEC on April 2, 2008. Additional information regarding their interests, equity and otherwise, will be included in the proxy statement to be filed in connection with the Investment.

This letter contains forward-looking statements. These statements include but are not limited to statements regarding: the potential completion of a $530 million equity investment; our ability to aggressively seek new opportunities in an undervalued market; the absence of changes to our management team; and our enhanced readiness and position for a market recovery. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of our control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. In particular, to the extent that such statements relate to the proposed investment referred to in this letter, there is a risk, among others, that the investment might not be completed.